UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Brickell Biotech, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMENDMENT NO. 1 TO PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 30, 2022

This Amendment No.1 to the Proxy Statement (this “Amendment”) is being filed to amend the definitive proxy statement filed by Brickell Biotech, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) on June 9, 2022 (the “Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Special Meeting of Stockholders, scheduled to be held on June 30, 2022 at 10:00 a.m. (Mountain Time) (the “Special Meeting”). This Amendment is being filed with the SEC on or about June 22, 2022.
This Amendment updates the disclosure in the Proxy Statement on the vote requirements for Proposal 1, “Approval of the Reverse Stock Split Proposal” (“Proposal 1”). The vote required to approve Proposal 1 is the approval of a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock of the Company entitled to vote, voting together as a single class.
Except as specifically amended herein, all information in the Proxy Statement remains unchanged. No other changes have been made to the Proxy Statement. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This Amendment should be read in conjunction with the 2022 Proxy Statement.
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The “Vote Required” column with respect to the vote required to approve Proposal 1 as described on pages 3 and 4 of the Proxy Statement under the heading “Questions and Answers about this Proxy Material and Voting – How many votes are needed to approve each proposal?” is hereby amended and restated in its entirety as follows:
How many votes are needed to approve each proposal?
The following sets forth the votes that are required to approve each of the proposals, and the impact of abstentions and broker non-votes:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any

1	Approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a Reverse Stock Split	A majority of the voting power of the outstanding shares of Common Stock and Preferred Stock of the Company entitled to vote, voting together as a single class, must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Any broker non-votes will have the same effect as votes cast AGAINST the proposal.

2
Approval of an amendment to the Company’s Restated Certificate of Incorporation to decrease the number of authorized shares of Common Stock if and only if the Reverse Stock Split is both approved and implemented
		The holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Any broker non-votes will have the same effect as votes cast AGAINST the proposal.

3	Approval of one or more adjournments of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve Proposal 1 at the time of the Special Meeting or in the absence of a quorum	The holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Any broker non-votes will not affect the outcome of the vote.

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The vote required to approve Proposal 1 as described on page 15 of the Proxy Statement under the heading “Proposal 1 – Approval of the Reverse Stock Split Proposal – Required Vote; Effect of Proposal” is hereby amended and restated in its entirety as follows:
The affirmative vote of a majority of the voting power of the outstanding shares of Common Stock and Preferred Stock of the Company entitled to vote, voting together as a single class, on this item at the Special Meeting is required for approval of this Proposal 1. Proxies solicited by our Board of Directors will be voted for approval of this Proposal 1 unless otherwise specified.